Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES APPOINTS ANTONIO O. GARZA TO ITS BOARD OF DIRECTORS
MIDLAND, Texas — June 1, 2009 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today that Antonio O. Garza, Jr. has been appointed to its Board of Directors.
Mr. Garza served as the United States Ambassador to Mexico from 2002 until January 2009. Before being selected for that position, he was elected to the Texas Railroad Commission (“Commission”) in 1998 and served as its Chairman from 1999 to 2002. Prior to being elected to the Commission, Mr. Garza practiced law as a partner in the Austin, Texas offices of Bracewell & Patterson, L.L.P., now Bracewell & Giuliani.
Earlier in his career, Mr. Garza was named by then-Governor George W. Bush as Texas’s Secretary of State and Senior Policy Advisor, in which position Mr. Garza served as the Governor’s lead liaison on border and Mexico affairs.
“Tony brings a new dimension of experience to complement the breadth of knowledge, contacts and industry experience which are well represented on our Board,” stated Steve Webster, Basic’s Chairman. “Tony has proven to be an innovative leader in each of his roles, and we welcome the valuable perspective and insight he will add to our organization. We also appreciate the confidence in our future that his joining the Board indicates and look forward to working with a person of his qualifications and reputation.”
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain States.
Additional information on Basic Energy Services is available on the Company’s website at http://basicenergyservices.com.
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